                                                                    EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES





                                                                 L-3                                    PREDECESSOR COMPANY
                                     ------------------------------------------------------------   ----------------------------
                                                                                     NINE MONTHS   THREE MONTHS       YEAR
                                                                                        ENDED          ENDED         ENDED
                                                YEAR ENDED DECEMBER 31,             DECEMBER 31,     MARCH 31,    DECEMBER 31,
                                          2000            1999            1998          1997           1997           1996
                                     -------------   -------------   ------------- -------------- -------------- -------------
Earnings:
 Income before income taxes            $ 134,079       $  95,430       $  53,450      $ 22,992       $   (505)     $ 19,494
 Add:
   Interest expense                       87,308          56,686          47,015        29,884          8,441        24,197
   Amortization of debt expense            5,724           3,904           2,564         1,517             --            --
   Interest component of rent
    expense                               11,882           7,500              --         3,213            851         2,832
                                       ---------       ---------       ---------      --------       --------      --------
 Earnings                              $ 238,993       $ 163,520       $ 103,029      $ 57,606       $  8,787      $ 46,523
                                       ---------       ---------       ---------      --------       --------      --------
Fixed charges:
   Interest expense                       87,308          56,686          47,015        29,884          8,441        24,197
   Amortization of debt expense            5,724           3,904           2,564         1,517             --            --
   Interest component of rent
    expense                               11,882           7,500              --         3,213            851         2,832
                                       ---------       ---------       ---------      --------       --------      --------
 Fixed charges                         $ 104,914       $  68,090       $  49,579      $ 34,614       $  9,292      $ 27,029
                                       ---------       ---------       ---------      --------       --------      --------
Ratio of earnings to fixed charges           2.3x            2.4x            2.1x          1.7x      n.a.(a)            1.7x
                                       =========       =========       =========      ========       ========      ========

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(a)        For the three months ended March 31, 1997, earnings were
           insufficient to cover fixed charges by $.5 million.